Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-198415 on Form S-4 of Albemarle Corporation of our reports dated March 4, 2014, relating to the consolidated financial statements of Rockwood Holdings, Inc. and Subsidiaries, and the effectiveness of Rockwood Holdings, Inc. and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rockwood Holding, Inc. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in this joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
September 23, 2014